Exhibit 4.10

EXECUTION VERSION

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (the “Amendment”) dated as of May 14, 2008 (“Amendment Effective Date”) amends that certain Registration Rights Agreement by and among Penthouse Media Group Inc., a Nevada corporation (the “Company”), Andrew B. Conru Trust Agreement (“Holder 1”) and Mapstead Trust, created on April 16, 2002 (“Holder 2”, and collectively with Holder 1 the “Holders”) dated as of December 6, 2007 (the “Registration Rights Agreement”).

WHEREAS, the Holders and the Company desire to amend the Registration Rights Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Definitions.  All capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Registration Rights Agreement.

2.

Amendment.  Sections 2.5(c)(i) and 2.5(c)(ii) of the Registration Rights Agreement are hereby amended so that all references to seven (7) days shall be changed to fourteen (14) days and all references to ninety (90) days shall be changed to one hundred eighty (180) days.

3.

Counterparts; Facsimile Signatures.   This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  Facsimile signatures shall be considered originals for all purposes.

4.

Registration Rights Agreement Remains in Effect.  Except as amended hereby, the Registration Rights Agreement remains in full force and effect.  The Company acknowledges and agrees that no claims currently exist against the Holders for a failure by the Holders to perform under the Registration Rights Agreement prior to the date hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

COMPANY:

PENTHOUSE MEDIA GROUP INC.

By: /s/ Marc H. Bell

Name:

Title:

HOLDERS:

ANDREW B. CONRU TRUST AGREEMENT

By: /s/ Andrew B. Conru

Name:  Andrew B. Conru

Title:  Trustee

Address:  116 El Nido

Portola Valley, California 94028

MAPSTEAD TRUST CREATED ON APRIL 16, 2002

By: /s/ Lars Mapstead

Name:  Lars Mapstead

Title:  Trustee

By: /s/ Marin A. Mapstead

Name:  Marin A. Mapstead

Title:  Trustee

Address:  180 Horizon Way

Aptos, California 95003